POGI – Paradigm Oil & Gas Inc (OTC- BB)

PARADIGM OIL & GAS INC, IS PLEASED TO ANNOUNCE THE
APPOINTMENT OF WORLD CLASS DIRECTOR

CALGARY, Alberta, Feb 15, 2005 (CCNMathhews) - The Board of Directors of Paradigm Oil & Gas, Inc. ("Paradigm" or "the Company") (OTC BB, POGI), is pleased to announce the appointment of Mr. Shiraz Dhanani to the board of directors of Paradigm.

Shiraz Dhanani is, by background, a geoscientist with wide ranging geophysical and project management skills acquired over 25 years working for super-majors in five continents. His past assignments have, amongst others, included work in the North Sea, Libya, South America and the Middle East. He is also the majority shareholder and managing director of G Space Ltd, a London (UK) based oil & gas consulting company which counts independent and super-major oil companies as its clients. Shiraz is also the CEO of Sun Energy Group Inc. which is a private Alberta based corporation pursuing oil and gas producing assets in Bolivia and the United Kingdom.

Shiraz Dhanani is a graduate of the University of Sussex and did his graduate work at the University of Bath, both in the UK. He is a member of various professional bodies of geoscientist and petroleum engineers, and has published an assortment of technical papers. Shiraz speaks various languages by virtue of having lived in several parts of the world.

Dhanani brings a significant network of International alliances to the table. Through these strong alliances Paradigm will now have access to hundreds of years of world class technical experience. These alliances also include access to great opportunities in the form of farm in agreements or outright purchases in properties that the Super majors are spinning off.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov.

For further information, please contact:
Paradigm Oil & Gas Inc.
Robert L. Pek, President
(403) 827-1208